EXHIBIT 99

NEWS RELEASE                                                              Rowan Companies, Inc.
                                                          2800 Post Oak Boulevard, Suite 5450
                                                                                Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                                                                    December 2, 2005

ROWAN ANNOUNCES CONSTRUCTION OF NEW JACK-UP RIGS

HOUSTON, TEXAS - Rowan Companies, Inc. (NYSE: RDC) today announced plans for the construction of two jack-up rigs to add to its offshore fleet. The rigs will be a new design called the LeTourneau 240C. This design has enhanced environmental and drilling capabilities to meet the ever increasing operational requirements of worldwide exploration and production. Each rig will cost approximately $165 million and will be constructed at Rowan’s Vicksburg, Mississippi facility. Expected delivery of the first rig is early summer 2008, and the second in early 2009. Rowan currently anticipates funding construction with available cash, but will consider attractive financing alternatives.

The 240C rigs will have up to 535 feet of leg length, enabling operations in water depths of up to 400 feet, and are designed for high pressure/high temperature drilling. Compared to the 116C design, the 240C rigs will have more deck space, higher variable load, more drilling capacity (two million pound hook-load capability), more cantilever reach (up to 85 feet) and increased personnel on board (120 man). The 240C design will set a new standard as a replacement for the industry’s current fleet of 116C rigs, which has been the “workhorse” of the global drilling industry for the past 25 years.

Danny McNease, Chairman and Chief Executive Officer, commented, “The construction of these rigs, utilizing the resources of our manufacturing division, will accelerate the process of replacing our rigs lost in the recent hurricanes, and will further enhance our fleet of technically superior jack-up drilling rigs operating in niche markets. The construction of the two 240C rigs, together with the previously announced Hank Boswell and Tarzan IV, will provide us with rig deliveries in each of 2006, 2007, 2008 and 2009. By summer 2006, we will also have nine new land rigs working under term contracts at very attractive day rates. This expansion and acceleration of our construction program will greatly enhance our asset and revenue base and further strengthen our market position.”

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services. The Company also owns and operates a manufacturing division that produces equipment for the mining, timber and drilling industries. The Company’s stock is traded on the New York Stock Exchange and the Pacific Exchange - Stock & Options. Common Stock trading symbol: RDC. For additional information, contact William C. Provine, Vice President - Investor Relations, at 713-960-7575 or visit Rowan’s website at www.rowancompanies.com.

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U. S. Securities and Exchange Commission.

Variable Load	7,500,000 lbs
Max. Payload	10,500,000 lbs
Hook-load Capacity	2,000,000 lbs
Cantilever Capacity	85’ Reach
Quarters	120 men (two-men cabins)
Leg Length	535’
Water Depth Rating	400’
Well Control System	15,000 psi
Mud System	7,500 psi
Top Drive	LEWCO Direct Drive
Mud Pumps	3-LEWCO 3,000 hp
Drawworks	LEWCO 4,500hp
Electrical Drives	OEM AC Variable Frequency
Engine Horsepower	12,900hp (twice the amount of a conventional 116C)